Exhibit 99.1

iRobot Completes Court-Supervised Transaction with Picea, Enabling the Next Chapter of Growth

Company Emerges from Chapter 11 as a Stronger, Boston-Based Consumer Robotics Leader

Establishes Independent U.S. Subsidiary, iRobot Safe, Focused on Data Protection and Governance

BEDFORD, Mass., January 23, 2026 -- iRobot Corporation ("iRobot" or the "Company"), a leader in consumer robots, today announced the successful completion of its previously announced strategic transaction with Shenzhen PICEA Robotics Co., Ltd. and Santrum Hong Kong Co., Limited (collectively "Picea"), through which Picea has acquired 100% of the equity interests in iRobot. The closing of the transaction marks the Company’s emergence from the pre-packaged chapter 11 process with an improved financial foundation and additional capacity to invest in the next generation of smart home robotics.

Picea has had a long-standing relationship with iRobot, serving as the Company’s primary contract manufacturer and secured lender. During the restructuring process, Picea provided critical liquidity and operational support, helping ensure continuity for customers, employees, suppliers, and global partners.

“It has been a privilege to lead iRobot through this pivotal period, and I’m incredibly proud of the team’s resilience, focus, and commitment to our customers,” said Gary Cohen, Chief Executive Officer, iRobot. “Building on iRobot’s strong foundation, I look forward to working with the Picea leadership team as we enter our next chapter with renewed momentum. My conviction in iRobot has never been stronger, and together with Picea, we are focused on delivering reliable, high-quality products, supporting our customers, protecting consumer data, and operating with discipline as we move forward.”

Enhanced Data Governance Efforts
As part of its restructuring plan, iRobot has implemented a series of structural, legal, and governance safeguards specifically designed to protect U.S. and other global consumer data and connected devices. These measures include the creation of a separate, US-based subsidiary (“iRobot Safe Corporation” or “iRobot Safe”) responsible for the protection of U.S. consumer data.

iRobot Safe as well as other iRobot controls are designed to maintain a clear separation between iRobot’s non-U.S. ownership and its U.S. and other global consumer data. iRobot Safe will be governed by an independent board composed of U.S. citizens and will include an independent US-based Data Security Officer with data protection authority and an iRobot Safe Chief Executive Officer, each subject to strict eligibility requirements. This structure and other controls are intended to provide regulators, consumers, and partners with confidence that iRobot’s data governance framework designed to protect U.S. and other global consumer data remains transparent, enforceable, and effective following the transaction.

Post-Emergence
iRobot will continue to be a US-based global consumer robotics company, maintaining its Bedford, Massachusetts headquarters with engineering, product development, marketing, and other corporate functions anchored in the United States.

Following the transaction, iRobot is now a privately held company wholly owned by Picea. With the restructuring complete, iRobot will advance its long-term innovation strategy, focused on delivering trusted robotics and smart home devices, enhancing customer experiences, and investing in future product development all while utilizing data protection measures designed to protect U.S. and other global consumer data.

Advisors
Paul, Weiss, Rifkind, Wharton & Garrison LLP served as lead legal counsel, Young Conaway Stargatt & Taylor, LLP served as Delaware counsel, Alvarez & Marsal served as investment banker and financial advisor, and C Street Advisory Group served as strategic communications advisor. White & Case LLP served as legal counsel to Picea.

About Picea
Picea is a global manufacturer and service provider of robotic vacuum cleaners, with research and development and manufacturing facilities in China and Vietnam. Picea has over 7,000 employees globally and serves a diverse, international customer base. Picea maintains long-term, stable partnerships with many leading global enterprises. To date,

Picea holds over 1,300 intellectual property rights worldwide and has manufactured and sold more than 20 million robotic vacuum cleaners.

About iRobot
iRobot is a global consumer robot company that designs and builds thoughtful robots and intelligent home innovations that make life better. iRobot introduced the first Roomba robot vacuum in 2002. Today, iRobot is a global enterprise that has sold millions of robots worldwide. iRobot's product portfolio features technologies and advanced concepts in cleaning, mapping and navigation. Working from this portfolio, iRobot engineers are building robots and smart home devices to help consumers make their homes easier to maintain and healthier places to live. For more information about iRobot, please visit www.irobot.com.